Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2010, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED AUGUST 6, 2010
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 6, 2010
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2010 amounted to $31,270,000 compared with $12,930,000 for the second quarter of 2009. Unaudited consolidated net income for the first six months of 2010 was $43,597,000 compared with $32,889,000 for the first six months of 2009.
     The increases in consolidated earnings for the current periods reflect mainly a reduction in operating expenses of Wesco’s CORT furniture rental business as well as improved underwriting results of the insurance businesses. The operations of CORT and Precision Steel, although improved, continue to reflect the effects of weak economic conditions.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$9,242	$(1,940)	$3,999	$3,109
Investment income	15,408	13,822	31,468	30,038
CORT furniture rental business	6,663	1,530	8,403	574
Precision Steel businesses	183	(285)	237	(673)
Other	(226)	(197)	(342)	(159)
Realized investment losses	—	—	(168)	—

Consolidated net income	$31,270	$12,930	$43,597	$32,889

Per share	$4.39	$1.82	$6.12	$4.62

     Wesco’s Form 10-Q for the quarter ended June 30, 2010 will be filed electronically with the Securities and Exchange Commission early next week, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
     Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
#     #     #     #     #